Exhibit 99.1

NEWS RELEASE

Contacts:	Trey Stolz,
VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

Jack Lascar/ Kaitlin Ross
Dennard ▪ Lascar Associates
713-529-6600
BASIC ENERGY SERVICES REPORTS
FOURTH QUARTER AND FULL YEAR 2017 RESULTS

FORT WORTH, Texas - February 26, 2018 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2017.

Basic emerged from its Chapter 11 bankruptcy pursuant to a prepackaged plan of reorganization on December 23, 2016. Upon emergence from the Chapter 11 bankruptcy, the Company adopted fresh start accounting, which results in Basic becoming a new entity for accounting and financial reporting purposes upon emergence. As such, the application of fresh start accounting was reflected in its consolidated balance sheet as of December 31, 2016, and all fresh start accounting adjustments were included in its consolidated statement of operations for the year ended December 31, 2016. Due to these adjustments, the results of operations as of December 31, 2017 are not comparable with information provided for prior periods.

FOURTH QUARTER 2017 HIGHLIGHTS

Fourth quarter 2017 revenues increased 1% sequentially to $235.3 million from $233.5 million in the third quarter of 2017, as an improved level of optimism and activity driven by higher oil prices offset the normal seasonal slowdown and the severe weather impact of the fourth quarter. Fourth quarter 2017 revenues increased 51% from $155.5 million in the fourth quarter of 2016. We estimate the total seasonal and weather impact for the fourth quarter of 2017 was $14.0 million.

For the fourth quarter of 2017, Basic reported a net loss of $20.3 million, or a loss of $0.78 per basic and diluted share, which compares to a net loss of $13.8 million, or a loss of $0.53 per basic and diluted share for the third quarter of 2017, and a net income of $141.9 million, or earnings of $3.32 per basic and $3.15 diluted share for the fourth quarter of 2016.

Exhibit 99.1

	Three months ended December 31, 2017
	(in millions)	EPS
Special Items (adjusted for tax)	(Unaudited)
Net loss, as reported	$(20.3)	$(0.78)
Unsuccessful merger cost, after tax	0.3	0.01
Valuation allowance on federal deferred tax assets	5.6	0.22
Adjusted net loss	$(14.4)	$(0.55)

Excluding the impact of these special items listed above, Basic reported a net loss of $14.4 million, or a loss of $0.55 per basic and diluted share for the fourth quarter of 2017. Excluding special items, the Company reported a net loss of $6.1 million, or a loss of $0.24 per basic and diluted share, in the third quarter of 2017.

“We are pleased with the significant progress we have made over the course of 2017 as we emerged from one of the worst downturns in our industry’s history,” said Roe Patterson, Chief Executive Officer. “We are also very pleased with our fourth quarter results, which improved slightly despite a typical seasonal slowdown of the fourth quarter and weather impacting working hours. These results are encouraging because, historically, fourth quarter revenues that are flat or higher than third quarter levels despite seasonal impacts serve as a positive indication for robust activity levels during the following year. Even though heavy rains hampered operations in early October, our revenue for the month was not only the highest of 2017, but the highest since 2015. In addition, our production services went on to see their best levels of activity in mid-November, the week before Thanksgiving. That said, weather and holidays, particularly in the last half of the quarter, negatively impacted our fourth quarter revenue by approximately $14.0 million, more than twice the impact we suffered during the third quarter.

“Fourth quarter results were led by a particularly strong performance in the well servicing and water logistics segments, where we benefitted from increased utilization and revenue per rig and truck hour. In addition, the amount of water disposal volumes via higher-margin pipeline continues to increase, reaching over 20% of our total volumes by year-end. Though we continue to see some rate traction on our production-oriented services, most markets remain competitive. However, we believe the industry is approaching virtually full utilization levels based on current available labor. Increased equipment activations in 2018 will require our industry to attract labor from outside the current labor pool. Higher wages are customarily needed to accomplish this, which we believe will be the primary driver for higher rates in 2018.

“On the completion services side, while pressure pumping activity was steady, pricing in this segment was flat throughout the quarter, which is normal for this time of year. We saw no major issues with sand or other supply chain inputs. Customer activity levels were normal for the fourth quarter with a few projects sliding into the first quarter instead of being completed just before or during the holiday period. We did experience some pricing traction in coiled tubing, rental and fishing tools and snubbing services during the quarter.

“The seasonal choppiness due to holiday and weather interruptions reduced our margins slightly, resulting in adjusted EBITDA of $22.5 million in the fourth quarter compared to the moderately higher levels we saw in the third quarter.

“Activity levels continued at a slower pace in early January, as winter weather continued to impact operations for the first two weeks of the quarter. However, by the third week of January, activity had ramped up again, and we are already experiencing utilization levels that exceed the highs of 2017. We expect the exit rate for first quarter 2018 EBITDA to be higher than any run rates we experienced in 2017.

Exhibit 99.1

We also anticipate that revenues for the first half of 2018 are likely to be 7% to 10% higher than the second half of 2017.”

Adjusted EBITDA declined to $22.5 million, or 10% of revenues, for the fourth quarter of 2017 from $26.5 million, or 11% of revenues, in the third quarter of 2017. In the fourth quarter of 2016, Basic generated Adjusted EBITDA of ($5.2) million, or (3%) of revenues. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization (“EBITDA”), goodwill impairment, retention expenses, restructuring costs, vesting of predecessor equity compensation, the loss on customer audit settlements, and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
FULL YEAR 2017 HIGHLIGHTS
Revenues during 2017 increased 58% to $864.0 million from $547.5 million for 2016.
In 2017, Basic reported a net loss of ($96.7) million, or ($3.72) per basic and diluted share, compared to a net loss of ($123.4) million, or a loss of ($2.94) per basic and diluted share in for the predecessor entity in 2016. Included in that result are several special items as noted below.

	Twelve months ended December 31, 2017
	(in millions)	EPS
Special Items (adjusted for tax)	(Unaudited)
Net loss, as reported	$(96.7)	$(3.72)
Reorganization expense, after tax	1.8	0.07
Write-off of deferred compensation due to reorganization, after tax	0.9	0.02
Unsuccessful merger costs, after tax	2.8	0.07
AMT tax credit utilization	(0.1)	—
Valuation allowance on federal deferred tax assets	32.1	1.23
Adjusted net loss	$(59.2)	$(2.33)
Excluding special items in 2016, Basic generated an adjusted net loss of ($206.9) million, or a loss of ($4.92) per basic and diluted share.
Adjusted EBITDA for 2017 increased to $59.8 million, or 7% of revenues, from ($29.2) million, or (5%) of revenue, for 2016. Adjusted EBITDA excludes the special items discussed above for both 2017 and 2016. Adjusted EBITDA is reconciled in note 2 under the accompanying financial tables.
Business Segment Results

Completion and Remedial Services
Completion and remedial services revenue decreased 1% to $122.0 million in the fourth quarter of 2017 from $123.7 million in the third quarter. The decrease was due to normal seasonal and severe weather impacts partially offset by increased activity in rental and fishing services in the Permian Basin and Central regions. In the fourth quarter of 2016, this segment generated $59.2 million in revenue.

At December 31, 2017, Basic had approximately 523,000 of total hydraulic horsepower (“HHP”), flat compared to the end of the third quarter and up from 444,000 HHP as of December 31, 2016. Weighted average HHP for the fourth quarter of 2017 was 523,000, up from 520,000 in the third quarter of 2017. Weighted average HHP was 444,000 in the fourth quarter of 2016.

Exhibit 99.1

Segment profit in the fourth quarter of 2017 decreased to $36.7 million compared to $39.2 million in the prior quarter. Segment margin for the fourth quarter of 2017 decreased to 30% compared to 32% during the previous quarter, driven by the decremental impact of seasonal holiday and weather effects. The Rental and Fishing and Snubbing segments saw margin improvement quarter over quarter, as activity and pricing in the Permian Basin increased throughout the fourth quarter. During the fourth quarter of 2016, segment profit was $8.4 million, or 14% of segment revenue.
Well Servicing
Well servicing revenues declined slightly to $54.5 million during the fourth quarter of 2017 compared to $54.6 million in the third quarter, reflecting seasonal declines and weather impact, almost completely offset by an improving activity and rate environment. Well servicing revenue was $45.1 million in the fourth quarter of 2016. Revenues from the Taylor manufacturing operations were $369,000 compared to $300,000 in the third quarter of 2017 and $1.3 million in the fourth quarter of 2016.
At December 31, 2017, the well servicing active rig count was 310, down from 421 as of the end of the prior quarter and at December 31, 2016. On December 31, 2017, Basic elected to classify 111 rigs as “cold-stacked” and remove these rigs from the active rig count. It is anticipated that these cold-stacked rigs will ultimately be retired and disposed of in an orderly fashion.
Rig hours decreased 3% to 159,500 in the fourth quarter of 2017, compared to 165,200 in the previous quarter and were up 9% from 146,200 hours in the comparable quarter of last year. Rig utilization was 53% in the fourth quarter of 2017, down from 55% in the prior quarter and up from 49% in the fourth quarter of 2016. If the 111 rigs noted above were not included in the active rig count, fourth quarter utilization would have been 72%.
Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $339 in the fourth quarter of 2017, up 3% compared to $329 in the previous quarter and up 13% from $300 reported in the fourth quarter of 2016. Rates continue to increase across all geographies, with notable rate increases in the first quarter of 2018, driven by slightly higher labor costs.
Segment profit in the fourth quarter of 2017 decreased 8% to $10.5 million, compared to $11.4 million in the prior quarter and increased 71% from $6.1 million during the same period in 2016. Segment profit margin fell to 19% in the fourth quarter of 2017 from 21% in the prior quarter. Margins declined due to a combination of factors, including weather and holiday impacts as well as higher repair and maintenance costs during the quarter as operations took advantage of the seasonal slowdown to perform maintenance on equipment. In the fourth quarter of 2016, segment profit was 14% of segment revenue. Segment profit from the Taylor manufacturing operations was $9,000 in the fourth quarter of 2017, compared to $14,000 in the third quarter of 2017.
Water Logistics
Water Logistics revenue in the fourth quarter of 2017 increased 6% to $55.5 million from $52.3 million in the prior quarter. Segment revenues grew due to an increase in pipeline utilization, slight rate improvements, and increased hot oiler revenue. These improvements were partially offset by weather and holiday impacts. During the fourth quarter of 2016, this segment generated $48.8 million in revenue.
The weighted average number of water logistics trucks increased 2% to 967 during the fourth quarter of 2017, compared to 947 during the third quarter of 2017 and increased 2% compared to 944 during the fourth quarter of 2016. Truck hours were 492,800 during the fourth quarter of 2017 representing an improvement of 2% from 483,300 during the third quarter of 2017 and a decrease of 2% compared to 503,200 in the same period in 2016. Revenue per truck increased 4% to $57,400 compared to $55,300 in the third quarter on improved rates for disposal utilization and hot oiling revenues. In the comparable quarter of 2016, average revenue per truck was $51,600.

Exhibit 99.1

As our business transitions to higher levels of pipeline water into our disposal wells, we believe tracking strictly trucking hours will be less indicative of the state of the Water Logistics segment. Total water volumes for fourth quarter were 9.3 million barrels, with 21% coming via pipeline, up from 8.6 million barrels in the third quarter (18% via pipeline).
Segment profit in the fourth quarter of 2017 increased to $11.3 million from $11.1 million in the prior quarter. Segment profit margin decreased 70 basis points to 20% due to the impact of holiday periods and inclement weather, offset by improved pipeline activity, disposal utilization and hot oiling. Segment profit in the same period in 2016 was $6.3 million, or 13% of segment revenue.
Contract Drilling
Contract drilling revenue increased 15% to $3.3 million during the fourth quarter of 2017 compared to $2.8 million the prior quarter. During the fourth quarter of 2016, this segment generated $2.4 million in revenue. Basic marketed 11 drilling rigs during the fourth quarter of 2017, the same number of rigs as in the previous quarter and down one from 12 in the fourth quarter of 2016. Two rigs were active through the entire fourth quarter. Revenue per drilling day in the fourth quarter of 2017 decreased to $23,500 compared to $31,000 in the previous quarter, but up from $17,500 in the fourth quarter of 2016.
Rig operating days during the fourth quarter increased to 139 compared to 92 in the third quarter of 2017, resulting in a rig utilization of 14% and 9% during the fourth and third quarters of 2017, respectively. This improvement is due to a second rig remaining out throughout the entire fourth quarter, as compared to a partial quarter’s impact in the third quarter of 2017. In the comparable period in 2016, rig operating days were also 139, producing a utilization of 14%.
Segment profit in the fourth quarter of 2017 was $352,000 compared to $301,000 in the prior quarter and a loss of $40,000 in the fourth quarter of 2016. Segment margin for the fourth quarter of 2017 was 11% of segment revenues, consistent with the prior quarter. For the fourth quarter of 2016, segment margin was (2%).

G&A Expense

Reported General and Administrative (“G&A”) expense was $37.0 million for the fourth quarter of 2017 compared to a reported G&A expense for the third quarter of 2017 of $39.2 million. Excluding costs associated with business development activity, G&A expense in the fourth quarter of 2017 was $36.5 million, or 15% of revenues, compared to $35.0 million, also 15% of revenue, in the third quarter.

Non-cash stock incentive expense in the fourth quarter of 2017 was $6.7 million, compared to $6.3 million in the third quarter. G&A expense in the fourth quarter of 2016 was $38.5 million.
Interest Expense

Net interest expense for the fourth quarter of 2017 was $10.3 million compared to $8.9 million in the third quarter of 2017. The increase is related to the draw of $64.0 million in the third quarter on the new ABL facility that closed in September 2017. Net interest expense was $29.4 million in the fourth quarter of 2016.
Tax Benefit

Basic’s tax benefit for the fourth quarter of 2017 was $312,000 compared to a benefit of $1.7 million in the third quarter of 2017. The fourth quarter of 2017 represents an effective tax benefit rate of 2%, compared to an effective tax benefit rate of 11% in the prior quarter. Excluding the valuation allowance related to

Exhibit 99.1

the temporary impairments of the deferred tax assets of $5.6 million, the operating effective tax benefit of $5.7 million in the fourth quarter of 2017 translated into an effective tax benefit rate of 28%.
Cash and Total Liquidity

On December 31, 2017, Basic had cash and cash equivalents of approximately $38.5 million, down from $43.1 million at September 30, 2017 and $98.9 million on December 31, 2016. On October 27, 2017, Basic entered into an agreement to increase the aggregate commitments of the new ABL facility by $20.0 million, to a total of $120.0 million. In addition, Basic had restricted cash in the amount of $47.7 million at December 31, 2017. The borrowing base of the ABL was $75.0 million at December 31, 2017. Borrowings under the ABL were $64.0 million, including $45.0 million for the cash collateralization of letters of credit, $15.0 million for working capital purposes, and $4.0 million for fees associated with the ABL. Availability under the ABL at December 31 was $11.5 million, which was not subject to covenant restrictions. At December 31, 2017, total liquidity was approximately $50.0 million, consisting of cash and cash equivalents and the $11.5 million of availability under Basic’s ABL previously discussed.
Capital Expenditures
Total capital expenditures during 2017 were approximately $138.0 million (including capital leases of $67.5 million), comprised of $47.0 million for expansion projects, $88.1 million for sustaining and replacement projects and $2.8 million for other projects. Expansion capital spending included $40.1 million for the completion and remedial services segment, $6.4 million for the well servicing segment, and $524,000 for the water logistics segment. Other capital expenditures were mainly for facilities and IT infrastructure.

Basic currently anticipates maintenance capital expenditures for 2018 to be $95.0 million, including $40.0 million of capital leases.
Conference Call

Further details are provided in the presentation for our quarterly conference call to review the fourth quarter and full year of 2017 results, available in the investor relations section of our corporate website. Basic will host a conference call to discuss its fourth quarter 2017 results on Tuesday, February 27, 2018, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A replay of the conference call will be available until March 13, 2018 and may be accessed by calling (201) 612-7415 and using pass code 13676101#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Exhibit 99.1

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
	(Unaudited)		(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$121,984	59,218	$433,450	184,567
Well servicing	54,509	45,075	210,811	163,966
Water logistics	55,505	48,806	208,784	191,725
Contract drilling	3,268	2,427	10,996	7,239
Total revenues	235,266	155,526	864,041	547,497
Expenses:
Completion and remedial services	85,259	50,820	318,191	158,762
Well servicing	43,974	38,929	169,905	140,274
Water logistics	44,221	42,485	168,621	161,535
Contract drilling	2,916	2,467	9,733	7,079
General and administrative (1)	36,982	48,627	146,458	135,331
Depreciation and amortization	31,362	54,064	112,209	218,205
Restructuring costs	—	10,273	—	20,743
Loss on disposal of assets	938	881	274	1,014
Goodwill impairment	—	646	—	646
Total expenses	245,652	248,546	925,391	843,589
Operating loss	(10,386)	(93,020)	(61,350)	(296,092)
Other income (expense):
Reorganization items, net	—	264,306	—	264,306
Interest expense	(10,291)	(29,437)	(37,472)	(96,625)
Interest income	28	3	51	26
Bargain purchase gain on acquisition	—	—	—	662
Other income	75	89	419	467
Income (loss) before income taxes	(20,574)	141,941	(98,352)	(127,256)
Income tax benefit (expense)	312	—	1,678	3,883
Net income (loss)	$(20,262)	141,941	$(96,674)	(123,373)
Income (loss) per share of common stock:
Basic	$(0.78)	$3.32	$(3.72)	$(2.94)
Diluted	$(0.78)	$3.15	$(3.72)	$(2.94)

Other Financial Data:
EBITDA (2)	$21,051	225,442	$51,278	187,574
Adjusted EBITDA (2)	22,485	(5,234)	59,806	(29,153)
Capital expenditures:
Property and equipment	15,071	9,782	63,366	32,689

	As of
	December 31,
	2017	2016
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$38,520	$98,875
Net property and equipment	502,579	488,848
Total assets	820,480	768,160
Total long-term debt	259,242	184,752
Total stockholders' equity	338,653	414,408

Exhibit 99.1

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Total hydraulic horsepower (HHP)	522,565	443,320	522,565	443,320
Total Frac HHP	413,300	356,900	413,300	356,900
Coiled tubing units	18	16	18	16
Rental & Fishing tool stores	16	16	16	16
Segment profits as a percent of revenue	30%	14%	27%	14%

Water Logistics
Weighted average number of fluid service trucks	967	944	948	966
Truck hours (000's)	492.8	503.2	1,933.9	1,999.0
Revenue per fluid service truck (000's)	$57	$52	$220	$199
Segment profits per fluid service truck (000's)	$12	$7	$42	$31
Segment profits as a percent of revenue	20%	13%	19%	16%

Well Servicing
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	159.5	146.2	644.6	504.9
Rig utilization rate	53%	49%	54%	42%
Revenue per rig hour, excluding manufacturing	$339	$300	$324	$310
Well servicing rig profit per rig hour	$63	$43	$63	$47
Segment profits as a percent of revenue	19%	14%	19%	14%

Contact Drilling
Weighted average number of rigs	11	12	11	12
Rig operating days	139	139	457	413
Drilling utilization rate	9%	8%	9%	8%
Revenue per day	$23,500	$17,500	$24,100	$17,500
Drilling rig profit per day	$2,500	$800	$2,800	$800
Segment profits as a percent of revenue	11%	(2)%	11%	2%

Exhibit 99.1

(1) Includes approximately $6,689,000 and $10,189,000 of non-cash compensation expense for the three months ended December 31, 2017 and 2016, respectively, and $24,437,000 and $18,041,000 for the twelve months ended December 31, 2017 and 2016, respectively.

(2)    This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net loss) before interest, taxes, depreciation, amortization, retention expense, due diligence for business development activities, restructuring costs, and the gain or loss on disposal of assets or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

● The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
● The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
● Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

● EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
● EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
● EBITDA does not reflect income taxes;
     ●    Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

● Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
● Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
● Adjusted EBITDA does not reflect Basic’s retention expense;
● Adjusted EBITDA does not reflect Basic’s due diligence for business development activities;
● Adjusted EBITDA does not reflect Basic’s restructuring costs; and
● Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1

The following table presents a reconciliation of net loss to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
Reconciliation of Net Loss to EBITDA:
Net income (loss)	$(20,262)	$141,941	$(96,674)	$(123,373)
Income taxes	(312)	—	(1,678)	(3,883)
Net interest expense	10,263	29,437	37,421	96,625
Depreciation and amortization	31,362	54,064	112,209	218,205
EBITDA	$21,051	$225,442	$51,278	$187,574

The following table presents a reconciliation of net loss to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets, retention expense, due diligence on business development activities, and restructuring expense:

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
Reconciliation of Net Loss to Adjusted EBITDA:
Net income (loss)	$(20,262)	$141,941	$(96,674)	$(123,373)
Income taxes	(312)	—	(1,678)	(3,883)
Net interest expense	10,263	29,437	37,421	96,625
Depreciation and amortization	31,362	54,064	112,209	218,205
(Gain) loss on disposal of assets	938	881	274	1,014
Retention expense	—	3,561	1,357	6,261
Goodwill impairment	—	—	—	646
Due diligence for M&A activities	496	—	4,233	—
Reorganization items, net	—	(264,306)	—	(264,306)
Vesting of predecessor equity compensation	—	18,915	—	18,915
Restructuring expense	—	10,273	2,664	20,743
Adjusted EBITDA	$22,485	$(5,234)	$59,806	$(29,153)